Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-215056) on Form S-8 of Polar Power, Inc. of our report dated March 10, 2017 relating to our audit of the financial statements of Polar Power, Inc., which appears in this Annual Report on Form 10-K of Polar Power, Inc. for the year ended December 31, 2016.

/s/ WEINBERG & COMPANY P.A.

Los Angeles, California

March 10, 2017